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                                                                EXHIBIT 10.18


                      [FUISZ TECHNOLOGIES LTD. LETTERHEAD]



                                       December 7, 1995
                                       Via Facsimile & Federal Express


Adrian Gerber
26 Rockport Lane
Los Altos, CA 94024

Dear Mr. Gerber:

         We are pleased to offer you the position of Executive Vice President, Business Development - Licensing with Fuisz Technologies Ltd., (herein "Company") this offer of employment being effective as of the date of this letter and valid, pending your acceptance, through February 29, 1996. In this position you will report directly to Dr. Richard C. Fuisz.

         The salary for the position is $270,000 per year to be paid at months end in twelve (12) equal installments throughout the year, with a guaranteed annual bonus of $30,000 per year. You will be eligible for salary review after twelve (12) months of employment and salary increases will be predicated on individual performance and contributions and overall Company performance.

         It will be recommended to the Board of Directors that you participate in the Stock Option Program and receive an option for 150,000 shares of the Company's common shares as a Nonstatutory Option at the IPO price. Options for 50,000 shares shall vest within thirty (30) days after the IPO. Your option program for the remaining 100,000 Options will be of three (3) years duration, whereby options will be vested over three (3) years vesting annually in one-third increments. In addition you will be eligible for additional options from time to time as determined by Company's Compensation Committee.

         You will be eligible for three (3) weeks vacation annually. Vacation duration will be modified periodically in accordance with the Company Vacation Policy.

         The Company will pay your relocation costs including actual expenses incurred associated with selling your current home, moving furniture and personal possessions. In addition we will reimburse you for the closing cost expenses associated with purchasing a home within the commuting distance of our offices in Chantilly.

         The current medical and life insurance carrier for the Company is Principle Mutual Life Insurance Company. You will be eligible to apply for inclusion in the plan ninety (90) days after you begin work and have completed and submitted all of the necessary paperwork for inclusion in the program. You will participate in the executive portion of the Company's insurance program and the cost associated with this coverage will be fully paid by the Company. In the event you choose to continue your current medical coverage until you qualify for coverage by Company's insurance carrier, Company will pay an allowance to you for such coverage equivalent to that paid to other employees in a comparable position.

         You will have a monthly automobile allowance of $450.00 per month available to you during your employment with the Company. This allowance may be applied to a purchased or leased vehicle, and any purchase or lease agreement involved should be in your name.
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Adrian Gerber
December 7, 1995
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         Your place of work will be at the Company headquarters located at 3810
Concorde Parkway, Suite 100, Chantilly, Virginia. Your position will require domestic and international travel.

         Your employment at Company is conditioned on your signing of our standard Employment Confidentiality Agreement which is enclosed herewith and receipt of such signed Agreement by Company.

         We are looking forward to having you join us as a key member of the Fuisz Technologies team, let me know if you have any questions. If this offer is acceptable, please indicate your agreement to the terms and conditions of this letter as indicated below, and return a copy to my attention.



                                         Sincerely


                                         /s/ RICHARD C. FUISZ
                                         -------------------------------
                                         Richard C. Fuisz, M.D.
                                         President and CEO


AGREED AND ACCEPTED:


[sig]
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Name


Feb. 2, 1996
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Date

Enclosures (2)